Exhibit 23(a)

             CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 1, 1994, except as to the first and third paragraphs of Note 10, for which the dates of February 25, 1994 and March 4, 1994, respectively, on our audits of the consolidated financial statements and consolidated financial statement schedules of Harsco Corporation and subsidiary companies as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993. Our reports, which include explanatory paragraphs regarding (i) the Company's involvement in various disputes regarding Federal Excise Tax and other contract matters primarily relating to the five-ton truck contract and the ultimate outcome of the Company's claims against the Government relating to certain other contracts and (ii) changes in the Company's method of accounting for income taxes and postretirement benefits other than pensions, appear on page 56 of the Company's Annual Report to Shareholders and under Item 14(a) 2 on page 28 of the Company's
   Report on Form 10-K.

   We also consent to the reference to our Firm under the caption "Experts".


   COOPERS & LYBRAND L.L.P.


   Philadelphia, Pennsylvania
   December 14, 1994